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                                                                     EXHIBIT 4.8

                             SUPPLEMENTAL INDENTURE

          THIS SUPPLEMENTAL INDENTURE (this "Series A-3 Supplemental Indenture"), dated as of January 31, 2006, is between R.H. Donnelley Corporation, a Delaware corporation ("Donnelley"), and The Bank of New York, as trustee under the Indenture referred to below (the "Trustee").

                                   WITNESSETH:

          WHEREAS, R.H. Donnelley Finance Corporation III, a Delaware corporation ("Finance Corp."), and the Trustee heretofore executed and delivered an Indenture, dated as of January 27, 2006 (the "Series A-3 Indenture"), providing for the issuance of $1,210,000,000 aggregate principal amount of 8.875% Series A-3 Senior Notes due 2016 of Finance Corp. (the "Series A-3 Notes"; capitalized terms used herein but not otherwise defined have the meanings ascribed thereto in the Series A-3 Indenture);

          WHEREAS, as a result of the merger of Finance Corp. with and into Donnelley as contemplated in the Series A-3 Indenture, Donnelley will assume the obligations of Finance Corp. under the Series A-3 Indenture and the Series A-3 Notes;

          WHEREAS, Section 5.01 of the Series A-3 Indenture instructs the Trustee and Donnelley to enter into this Series A-3 Supplemental Indenture; and

          WHEREAS, this Series A-3 Supplemental Indenture has been duly authorized by all necessary corporate action on the part of each of Donnelley and the Trustee.

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, Donnelley and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

                                   ARTICLE I

                         Assumption by Surviving Person

          Section 1.1. Assumption of the Series A-3 Notes. Donnelley hereby expressly assumes the due and punctual payment of the principal amount at maturity (or Accreted Value, as the case may be) of the Series A-3 Notes, any accrued and unpaid interest on such principal amount at maturity, according to their tenure, and the due and punctual performance and observance of all the covenants and conditions under the Series A-3 Indenture to be performed by Finance Corp.

          Section 1.2. Trustee's Acceptance. The Trustee hereby accepts this Series A-3 Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Series A-3 Indenture.

                                   ARTICLE II

                        Effect of Supplemental Indenture

          Section 2.1. Effect of this Series A-3 Supplemental Indenture. Upon the execution and delivery of the Series A-3 Supplemental Indenture by Donnelley and acceptance by the Trustee, the Series A-3 Indenture shall be supplemented in accordance herewith, and this Series A-3 Supplemental Indenture shall form a part of the Series A-3 Indenture for all purposes, and every Holder of Series A-3 Notes heretofore or hereafter authenticated and delivered under the Series A-3 Indenture shall be bound thereby.

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          Section 2.2. Series A-3 Indenture Remains in Full Force and Effect.
Except as supplemented hereby, all provisions in the Series A-3 Indenture shall remain in full force and effect.

          Section 2.3. Series A-3 Indenture and this Series A-3 Supplemental Indenture Construed Together. This Series A-3 Supplemental Indenture is an indenture supplemental to and in implementation of the Series A-3 Indenture, and the Series A-3 Indenture and this Series A-3 Supplemental Indenture shall henceforth be read and construed together.

          Section 2.4. Confirmation and Preservation of Series A-3 Indenture. The Series A-3 Indenture as supplemented by this Series A-3 Supplemental Indenture is in all respects confirmed and preserved.

          Section 2.5. Trust Indenture Act Controls. If any provision of this Series A-3 Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Series A-3 Supplemental Indenture by the TIA, the required provision shall control. If any provision of this Series A-3 Supplemental Indenture modifies any TIA provision that may be so modified, such TIA provision shall be deemed only to apply to this Series A-3 Supplemental Indenture as modified. If any provision of this Series A-3 Supplemental Indenture excludes any TIA provision that may be excluded, such TIA provision shall be excluded from this Series A-3 Supplemental Indenture.

          Section 2.6. Severability. In case any provision in this Series A-3 Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          Section 2.7. Benefits of Series A-3 Supplemental Indenture. Nothing in this Series A-3 Supplemental Indenture or the Series A-3 Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Series A-3 Notes, any benefit of any legal or equitable right, remedy or claim under the Series A-3 Indenture, this Series A-3 Supplemental Indenture or the Series A-3 Notes.

                                  ARTICLE III

                                  Miscellaneous

          Section 3.1. Successors. All agreements of Donnelley in this Series A-3 Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Series A-3 Supplemental Indenture shall bind its successors.

          Section 3.2. Certain Duties and Responsibilities of the Trustee. In entering into this Series A-3 Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Series A-3 Indenture and the Series A-3 Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

          Section 3.3. Governing Law. This Series A-3 Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

          Section 3.4. Multiple Originals. The parties hereto may sign multiple counterparts to this Series A-3 Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together shall constitute one and the same instrument.

          Section 3.5. Headings. The Article and Section headings herein are inserted for convenience of reference only, are not to be considered a part hereof, and shall not modify or restrict any of the terms or provisions hereof.

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          Section 3.6. The Trustee. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Series A-3 Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by Donnelley.

                         [SIGNATURES ON FOLLOWING PAGES]

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          IN WITNESS WHEREOF, the parties hereto have caused this Series A-3
Supplemental Indenture to be duly executed as of the date first written above.

                                        R.H. DONNELLEY CORPORATION


                                        By: /s/ Robert J. Bush
                                            ------------------------------------
                                        Name: Robert J. Bush
                                        Title: Vice President, General Counsel
                                               and Corporate Secretary

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                                        THE BANK OF NEW YORK, as trustee


                                        By: /s/ Julie Salovitch-Miller
                                            ------------------------------------
                                        Name: Julie Salovitch-Miller
                                        Title: Vice President